June 28, 2013

To Santa Fe Petroleum, Inc.:

This will serve as my resignation, effective June 28, 2013, from the Board of Directors of Santa Fe Petroleum, Inc. (the “Company”) and from all positions as an officer and/or employee of the Company, including as Chief Financial Officer and Secretary. This resignation does not arise from, and is not the result of, any disagreements with the Company, the Company’s independent accountants, the Company’s counsel or with the Company’s operations, policies or practices.

I have read a draft the Company’s Current Report on Form 8-K describing my resignation (to which this letter will be attached as Exhibit 99.1) and agree with the statements made by the Company regarding my resignation.

Sincerely,